Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-267402

Nomura Alternative Income Fund

Supplement dated January 17, 2025 to the Prospectus dated July 28, 2024,

as supplemented to date

This supplement provides new and additional information beyond that contained in the Prospectus and should be read in conjunction with the Prospectus.

Effective immediately, the third paragraph on page 60 of the Prospectus under the “OFFERS TO REPURCHASE/REPURCHASE PROCEDURES” section is deleted in its entirety and replaced with the following:

If Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional amount of Shares not to exceed 2% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding Shares on the Repurchase Request Deadline, the Fund will repurchase the Shares on a pro rata basis. However, the Fund may accept all Shares tendered for repurchase by Shareholders who own less than 100 Shares and who tender all of their Shares, before prorating other amounts tendered.

Please keep this Supplement for future reference.